Exhibit 3.19

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:18 PM 10/22/2012
FILED 12:04 PM 10/22/2012
SRV 121150781 — 5230831 FILE

CERTIFICATE OF FORMATION

of

Eagle US 2 LLC

This Certificate of Formation of Eagle US 2 LLC (the “LLC”), dated October 22, 2012, is being duly executed and filed by Lauren D. Gojkovich, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.)

FIRST, The name of the limited liability formed hereby is:

Eagle US 2 LLC

SECOND, The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, State of Delaware 19808.

THIRD, The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, State of Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Lauren D. Gojkovich
Lauren D. Gojkovich, Authorized Person